Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

62,854 SERIES B SENIOR PREFERRED STOCK

OF

CENTRUS ENERGY CORP.

Pursuant to Section 243 of the General Corporation Law of the State of Delaware, Centrus Energy Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.       The Corporation’s Certificate of Designation of Rights, Powers, Preferences, Qualifications, Limitations and Restrictions of the Series B Senior Preferred Stock (the “Certificate of Designation”) authorizes the issuance of 104,574 shares of Series B Senior Preferred Stock, par value $1.00 per share (“Series B Senior Preferred Stock”).

2.       In November 2020, the Corporation repurchased 62,854 shares of the Corporation’s Series B Senior Preferred Stock.

3.       The Corporation’s Certificate of Designation provides that all shares of the Series B Senior Preferred Stock that are reacquired by the Corporation and subsequently canceled by the Board of Directors of the Corporation shall not be reissued as shares of Series B Senior Preferred Stock. The Corporation’s Certificate of Designation provides further that repurchased and canceled and retired shares of Series B Senior Preferred Stock have the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series of preferred stock.

4.       The Board of Directors has adopted resolutions canceling and retiring the 62,854 shares repurchased.

5.       Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of this Certificate of Retirement, the number of authorized shares of preferred stock of the Corporation shall not be amended, but the Certificate of Designation shall be amended to reduce the total number of authorized shares of Series B Senior Preferred Stock by 62,854 shares such that the total number of authorized shares of Series B Senior Preferred Stock of the Corporation shall be 41,720.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be executed this 22nd day of December, 2020.

CENTRUS ENERGY CORP.

By:	/s/ Dennis Scott
Name: Dennis Scott
Title: SVP, General Counsel, Chief Compliance Officer & Corporate Secretary